Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
UTG, INC.

1.            Name. The name of the corporation is UTG, Inc. (hereinafter the or this "Corporation").

2.            Registered Office; Registered Agent.  The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.  The Registered Agent at the same address is Corporation Service Company.

3.            Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

4.            Capital Stock.

A.            Classes of Stock.  The Corporation is authorized to issue two (2) classes of stock designated, respectively, "Common Stock" (the "Common Stock") and "Preferred Stock" (the "Preferred Stock").  The total number of shares which the Corporation is authorized to issue is Seven Million One Hundred Fifty Thousand (7,150,000), each with a par value of $0.001 per share, of which Seven Million (7,000,000) shares shall be Common Stock and One Hundred Fifty Thousand (150,000) shares shall be Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
B.            Common Stock.  The holders of the Common Stock shall be entitled to receive such dividends as the Board of Directors may declare from time to time, provided that any and all preferred dividends on the Preferred Stock for the then current quarter have been theretofore set aside or paid, and all prior quarterly dividends on the Preferred Stock have been paid in full.  Upon the liquidation of the Corporation, the holders of the Common Stock shall receive, share and share alike, all of the net assets of the Corporation remaining after the payment of the liquidation preference payable with respect to the Preferred Stock.  The Common Stock shall not be subject to redemption or retirement.  Each holder of the Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.  The holders of the Common Stock shall not have cumulative voting rights in the election of directors.

C.            Preferred Stock.

[1]	Rank. The Preferred Stock is senior to the Common Stock, and the Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.
[2]
Series.  The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter or number.  All shares of each series of Preferred Stock shall be alike in every particular (except as to the dates from which dividends shall commence to accrue).  All shares of Preferred Stock shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations, and restrictions, without distinction between the shares of different series thereof, except only in regard to the following particulars, which may be different in different series:

[a]	dates from which such dividends shall commence to accrue;
[b]	the amount or amounts payable upon redemption thereof and the manner in which the same may be redeemed;
[c]	the amount or amounts payable to holders thereof upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;
[d]	the provisions relative to a sinking fund, if any, with respect thereto;
[e]	terms and rates of conversion or exchange thereof, if convertible or exchangeable; and
[f]	the provisions as to voting rights, if any;
provided that if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends including accumulation, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.
The designation of each particular series of Preferred Stock and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to authority hereby vested in it, before any shares of such series are issued, and shall be set forth in full or summarized on the stock certificates for such series.  The Board of Directors may from time to time increase the number of shares of any series of Preferred Stock already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof.  The Board of Directors is hereby empowered to classify or reclassify any unissued Preferred Stock by fixing or altering the terms thereof in respect of the above-mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such stock.
[3]
Dividends.  The holders of Preferred Stock of each series shall be entitled to receive, out of any funds legally available for the purpose, when and as declared by the Board of Directors, cash dividends thereon at such rate per annum as shall be fixed by resolution of the Board of Directors for such series, and no more, payable as determined by the Board of Directors in the resolution creating such series.  Such dividends shall be cumulative or non-cumulative, as determined by the Board of Directors in fixing the rights and preferences of such series, and if cumulative shall be deemed to accrue from day to day regardless of whether or not earned or declared, and shall commence to accrue with respect to each share of Preferred Stock from such date or dates as may be fixed by the Board of Directors prior to the issue thereof.

In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend whatsoever (other than a dividend payable in shares of stock ranking junior to the Preferred Stock as to the dividends and assets) be declared or paid upon, nor shall any distribution be made or ordered in respect of, the Common Stock or any class of stock ranking junior to the Preferred Stock as to dividends or assets, nor shall any moneys (other than the net proceeds received from the sale of stock ranking junior to the Preferred Stock as to dividends and assets) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of Common Stock or of any other class of stock ranking junior to the Preferred Stock as to dividends or assets, unless
[a]
all dividends on the Preferred Stock of all series for past dividend periods shall have been paid and the full dividend on all outstanding shares of Preferred Stock of all series for the then current dividend period shall have been paid or declared and set apart for payment; and

[b]
the Corporation shall have set aside all amounts, if any, theretofore required to be set aside as and for sinking funds, if any, for the Preferred Stock of all series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been made good.

[4]
Redemption.  The Corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part of any series of Preferred Stock by paying therefor in cash the amount which shall have been determined by the Board of Directors, in the resolution or resolutions authorizing such series, to be payable upon the redemption of such shares at such time.  Redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors; if the redemption be a part of a series, the shares to be redeemed may be selected by lot, or all of the shares of such series may be redeemed pro rate, in such manner as may be prescribed by resolutions of the Board of Directors.

Subject to the foregoing provisions and to any qualifications, limitations, or restrictions applicable to any particular series of Preferred Stock which may be stated in the resolution or resolutions providing for the issuance of such series, the Board of Directors shall have authority to prescribe from time to time the manner in which any series of Preferred Stock shall be redeemed.
[5]
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Preferred Stock of each series shall be entitled, before any distribution shall be made to the Common Stock or to any other class of stock junior to the Preferred Stock as to dividends or assets to be paid the full preferential amount or amounts fixed the Board of Directors for such series as herein authorized, but the Preferred Stock shall not be entitled to any further payment and any remaining net assets shall be distributed ratably to the holders of the outstanding Common Stock.  If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be insufficient to permit the payment to the holders of all outstanding shares of Preferred Stock of all series of the full preferential amounts to which they are respectively entitled, then the entire net assets of the Corporation shall be distributed ratably to the holders of all outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled.  Neither a consolidation nor a merger of the Corporation with or into any corporation or corporations nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this clause.

[6]
Voting.  The holders of the Preferred Stock of each series shall be entitled to such voting rights, if any, as shall be fixed by resolution of the Board of Directors in creating such series.  If so provided in the resolution creating any series of Preferred Stock, the shares of such series may be nonvoting.

[7]
Conversion or Exchange.  Any series of Preferred Stock may be made convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

D.            No Preemptive Rights.  No stockholder of the Corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation.  Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation authorized by the Articles of Incorporation or any amendment thereto, may at any time be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolutions of its Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing stockholders.

5.            Incorporator.  The name and original mailing address of the sole incorporator is as follows:  WT&C Corporate Services, Inc., 500 West Jefferson Street, Suite 2800, Louisville, Kentucky 40202.

6.            Elimination of Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this Article 6 is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
7.            Bylaws.  The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the Bylaws of the Corporation, except as such power may be restricted or limited by Delaware General Corporation Law.

8.            Election of Directors.  Directors of the Corporation need not be elected by written ballot unless otherwise required in the Corporation's Bylaws.

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the Incorporator of UTG, Inc. as of the 1st day of April, 2005.
WT&C CORPORATE SERVICES, INC.

By:____/s/ Barbara G. Mangus _______
       Barbara G. Mangus, Vice President